AZZ Inc. Reports Fourth Quarter and Fiscal Year 2025
Full Year Results

Achieved Record Full-Year Sales and Profitability, Adjusted EPS of $5.20 and GAAP EPS of $1.79

April 21, 2025 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today issued its audited consolidated financial statements contained in the Company's Fiscal Year 2025 Annual Report on Form 10-K for the year ended February 28, 2025.
Fiscal Year 2025 Overview (as compared to prior fiscal year 2024(1)):
◦Total Sales $1,577.7 million, up 2.6%
▪Metal Coatings sales of $665.1 million, up 1.4%
▪Precoat Metals sales of $912.6 million, up 3.5%
◦Net income of $128.8 million, up 26.8%; Net Income available to common shareholders of $52.4 million reflects the redemption premium payment on the Series A Preferred Stock of $75.2 million; Adjusted net income of $156.8 million, up 18.1%
◦GAAP diluted EPS of $1.79 per share, down 48.3%, which includes full redemption of Series A Preferred Stock, and Adjusted diluted EPS of $5.20, up 14.8%
◦Adjusted EBITDA of $347.9 million, or 22.0% of sales, up 4.3% versus prior year of $333.6 million, or 21.7% of sales
◦Segment Adjusted EBITDA margin of 30.9% for Metal Coatings and 19.6% for Precoat Metals
◦Debt reduction of $110.0 million for the year, resulting in net leverage below 2.5x
Fourth Quarter 2025 Overview (as compared to prior fiscal year fourth quarter(1)):
◦Total Sales of $351.9 million, down 4.0%, primarily due to inclement weather during the quarter
▪Metal Coatings sales of $148.4 million, down 3.9%
▪Precoat Metals sales of $203.5 million, down 4.1%
◦Net Income of $20.2 million, up 41.7%, and Adjusted net income of $29.6 million, up 7.9%
◦GAAP diluted EPS of $0.67 per share, up 19.6%, and Adjusted diluted EPS of $0.98, up 5.4%
◦Adjusted EBITDA of $71.2 million or 20.2% of sales, versus prior year of $73.9 million, or 20.2% of sales
◦Segment Adjusted EBITDA margins of 29.2% for Metal Coatings and 17.8% for Precoat Metals
______________________________________
(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.
Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Fiscal year 2025 was a successful year for AZZ. We delivered record full year results and made significant progress on our growth initiatives throughout the year. We are pleased with full-year sales growth of 2.6%, which includes record results in both Metal Coatings and Precoat Metals, despite navigating significant weather impacts in the fourth quarter. For the year, our Metal Coatings segment delivered sales of $665.1 million, and 30.9% EBITDA margin, while Precoat Metals delivered sales of $912.6 million and 19.6% EBITDA margin.

"With sales of $1.58 billion and cash flow from operations of $250 million, we were able to substantially complete our greenfield project in Washington, Missouri while significantly paying down debt in fiscal 2025. We successfully completed a secondary public offering of common stock, and fully redeemed the Company's Series A Preferred Stock. We are pleased with the financial condition of the Company and plan to further strengthen our balance sheet. We expect to accelerate debt paydown with proceeds from the AVAIL transaction which is expected to close in the first quarter of fiscal 2026.

"I want to sincerely thank our entire AZZ team for their exceptional performance in fiscal 2025—our 38th consecutive year of profitability from continuing operations. As we capitalize on our strong market positions to meet rising demand in our end markets, I am confident in our ability to generate significant cash flow and drive long-term value. With a focus on strategic growth initiatives, we remain committed to enhancing shareholder value and seizing future opportunities as they arise," Ferguson concluded.

Segment Performance
Full Year 2025 Metal Coatings
Strong sales of $665.1 million, up 1.4% from prior year. Improved sales were driven by an increase in volume for hot-dip galvanizing driven by continued strength within the renewables, utility and construction markets.
Segment EBITDA of $205.4 million was up 4.4% versus the prior year. EBITDA margin of 30.9% was at the upper end of our previously stated range of 25%-30%, and increased 90 basis points due to a higher volume of steel processed and operational efficiencies.
Full Year 2025 Precoat Metals
Sales of $912.6 million, up 3.5% from prior year due to higher volume.
Segment EBITDA of $179.0 million or 19.6% of sales, was up 6.9%, on higher volume.
Fourth Quarter 2025 Metal Coatings
Sales decreased 3.9% to $148.4 million and EBITDA decreased 2.1% to $43.2 million versus the prior quarter in fiscal 2024. Sales were lower as a result of decreased volume due to unfavorable weather conditions in the quarter.
Segment EBITDA margin increased to 29.2% of sales, or 60 basis points higher than the prior year fourth quarter EBITDA margin. The increase in EBITDA margin was a result of lower operating and selling, general and administrative costs.
Fourth Quarter 2025 Precoat Metals
Sales decreased 4.1% to $203.5 million and EBITDA decreased 3.9% to $36.2 million, versus the prior quarter in fiscal 2024. Sales were seasonally lower as a result of decreased volume due to unfavorable weather conditions and lower end market demand in transportation.
Segment EBITDA margin of 17.8% of sales, was flat compared to prior year fourth quarter EBITDA margin.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $249.9 million for fiscal 2025 through improved earnings and disciplined working capital management. At the end of the fourth quarter, the Company's net leverage was below 2.5x trailing twelve months EBITDA. Consistent with the capital allocation strategy, the Company paid down debt of $110.0 million and returned cash to common shareholders through cash dividend payments totaling $23.1 million. Capital expenditures were $115.9 million during the year, which included $52.8 million for the greenfield facility in Washington, Missouri. Fiscal 2026 capital expenditures are expected to be approximately $60 - $80 million. In fiscal 2026, we will continue to allocate our strong cash flow generated from operations as well as the proceeds from the AVAIL joint venture transaction, which we now estimate will be over $200 million, to support our capital allocation strategy.

Financial Outlook — Reiterating Fiscal Year 2026 Guidance
We are reiterating our fiscal year guidance, reflecting our confidence in the Company's strategic execution, operational resilience, and market positioning. Fiscal year 2026 guidance reflects our best estimates given expected market conditions for the full year, lower interest expense, an annualized effective tax rate of 25% and excludes M&A and any federal regulatory changes that may emerge.

FY2026 Guidance(1)
Sales	$1.625 - $1.725 billion
Adjusted EBITDA	$360 - $400 million
Adjusted Diluted EPS	$5.50 - $6.10

(1) FY2026 Guidance Assumptions:
a.Excludes the impact of any future acquisitions.
b.Management defines adjusted earnings per share to exclude intangible asset amortization, acquisition expenses, transaction related expenses, certain legal settlements and accruals, and certain expenses related to non-recurring events from the reported GAAP measure.
c.Assumes EBITDA margin range of 27 - 32% for the Metal Coatings segment and 17% - 22% for the Precoat Metals segment.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications and Investor Relations Officer to discuss financial results for the fourth quarter of the fiscal year 2025, Tuesday, April 22, 2025, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 3079902 through April 29, 2025, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; supply-chain vendor delays; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.
You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Chief Marketing, Communications and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

—Financial tables on the following page—

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Sales	$351,875	$366,499	$1,577,744	$1,537,589
Cost of sales	273,157	285,452	1,195,064	1,174,128
Gross margin	78,718	81,047	382,680	363,461

Selling, general and administrative	38,284	38,774	146,316	141,861
Operating income	40,434	42,273	236,364	221,600

Interest expense, net	(17,375)	(24,734)	(81,282)	(107,065)
Equity in earnings of unconsolidated subsidiaries	3,693	4,271	16,163	15,407
Other income (expense), net	(420)	152	(562)	161
Income before income taxes	26,332	21,962	170,683	130,103
Income tax expense	6,122	4,099	41,850	28,496
Net income	20,210	17,863	128,833	101,607
Series A Preferred Stock Dividends	—	(3,600)	(1,200)	(14,400)
Redemption premium on Series A Preferred Stock	—	—	(75,198)	—
Net income available to common shareholders	$20,210	$14,263	$52,435	$87,207

Basic earnings per common share	$0.68	$0.57	$1.80	$3.48
Diluted earnings per common share	$0.67	$0.56	$1.79	$3.46

Weighted average shares outstanding - Basic	29,898	25,094	29,086	25,041
Weighted average shares outstanding - Diluted	30,169	25,346	29,344	25,209

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended		Year Ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Sales:
Metal Coatings	$148,357	$154,373	$665,107	$656,189
Precoat Metals	203,518	212,126	912,637	881,400
Total Sales	$351,875	$366,499	$1,577,744	$1,537,589

Adjusted EBITDA
Metal Coatings	$43,248	$44,157	$205,362	$196,659
Precoat Metals	36,175	37,655	179,013	167,512
Infrastructure Solutions	3,488	4,270	15,892	14,911
Total Segment Adjusted EBITDA(1)	$82,911	$86,082	$400,267	$379,082

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	February 28, 2025	February 29, 2024
Assets:
Current assets	$375,444	$366,999
Property, plant and equipment, net	592,941	541,652
Other non-current assets, net	1,258,716	1,286,854
Total Assets	$2,227,101	$2,195,505

Liabilities, Mezzanine equity, and Shareholders’ equity:
Current liabilities	$220,992	$194,306
Long-term debt, net	852,365	952,742
Other non-current liabilities	108,249	113,966
Mezzanine equity	—	233,722
Shareholders' Equity	1,045,495	700,769
Total Liabilities, Mezzanine equity, and Shareholders' equity	$2,227,101	$2,195,505

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year Ended
	February 28, 2025	February 29, 2024
Net cash provided by operating activities	$249,909	$244,468
Net cash used in investing activities	(114,997)	(95,064)
Net cash used in financing activities	(138,695)	(147,888)
Effect of exchange rate changes on cash	922	13
Net increase (decrease) in cash and cash equivalents	(2,861)	1,529
Cash and cash equivalents at beginning of period	4,349	2,820
Cash and cash equivalents at end of period	$1,488	$4,349

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
Management defines adjusted net income and adjusted earnings per share to exclude intangible asset amortization, certain legal settlements and accruals, and certain expenses related to non-recurring events from the reported GAAP measure. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest, provision for income taxes and Series A Preferred Stock dividends. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provides a reconciliation for the three months ended and year ended February 28, 2025 and February 29, 2024 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (dollars in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended				Year Ended
	February 28, 2025		February 29, 2024		February 28, 2025		February 29, 2024
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$20,210		$17,863		$128,833		$101,607
Less: Series A Preferred Stock dividends	—		(3,600)		(1,200)		(14,400)
Less: Redemption premium on Series A Preferred Stock	—		—		(75,198)		—
Net income available to common shareholders(2)	20,210		14,263		52,435		87,207
Impact of Series A Preferred Stock dividends(2)			3,600		1,200		14,400
Net income and diluted earnings per share for Adjusted net income calculation(2)	20,210	$0.67	17,863	$0.61	53,635	$1.79	101,607	$3.46
Adjustments:
Amortization of intangible assets	5,758	0.19	5,852	0.19	23,111	0.77	23,960	0.83
Legal settlement and accrual(3)	6,466	0.21	6,793	0.23	9,949	0.33	17,043	0.58
Retirement and other severance expense(4)	188	0.01	—	—	3,741	0.12	—	—
Redemption premium on Series A Preferred Stock(5)	—	—	—	—	75,198	2.50	—	—
Subtotal	12,412	0.42	12,645	0.42	111,999	3.72	41,003	1.40
Tax impact(6)	(2,979)	(0.10)	(3,035)	(0.10)	(8,832)	(0.29)	(9,841)	(0.34)
Total adjustments	9,433	0.31	9,610	0.32	103,167	3.42	31,162	1.06
Adjusted net income and adjusted earnings per share (non-GAAP)	$29,643	$0.98	$27,473	$0.93	$156,802	$5.20	$132,769	$4.53

Weighted average shares outstanding - Diluted for Adjusted earnings per share(2)		30,169		29,463		30,134		29,326

See notes on page 12.

Adjusted EBITDA

	Three Months Ended		Year Ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Net income	$20,210	$17,863	$128,833	$101,607
Interest expense	17,375	24,734	81,282	107,065
Income tax expense	6,122	4,099	41,850	28,496
Depreciation and amortization	20,821	20,388	82,205	79,423
Adjustments:
Legal settlement and accrual(3)	6,466	6,793	9,949	17,043
Retirement and other severance expense(4)	188	—	3,741	—
Adjusted EBITDA (non-GAAP)	$71,182	$73,877	$347,860	$333,634

See notes on page 12.

Adjusted EBITDA by Segment

	Three Months Ended February 28, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$36,564	$28,124	$(2,978)	$(41,500)	$20,210
Interest expense	—	—	—	17,375	17,375
Income tax expense	—	—	—	6,122	6,122
Depreciation and amortization	6,684	8,051	—	6,086	20,821
Adjustments:
Legal settlement and accrual(3)	—	—	6,466	—	6,466
Retirement and other severance expense(4)	—	—	—	188	188
Adjusted EBITDA (non-GAAP)	$43,248	$36,175	$3,488	$(11,729)	$71,182
See notes on page 12.

	Year Ended February 28, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$178,722	$147,828	$9,426	$(207,143)	$128,833
Interest expense	—	—	—	81,282	81,282
Income tax expense	—	—	—	41,850	41,850
Depreciation and amortization	26,640	31,185	—	24,380	82,205
Adjustments:
Legal settlement and accrual(3)	—	—	6,466	3,483	9,949
Retirement and other severance expense(4)	—	—	—	3,741	3,741
Adjusted EBITDA (non-GAAP)	$205,362	$179,013	$15,892	$(52,407)	$347,860

See notes on page 12.

	Three Months Ended February 29, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$36,501	$30,121	$4,270	$(53,029)	$17,863
Interest expense	—	—	—	24,734	24,734
Income tax expense	—	—	—	4,099	4,099
Depreciation and amortization	6,706	7,534	—	6,148	20,388
Adjustments:
Legal settlement and accrual(3)	950	—	—	5,843	6,793
Adjusted EBITDA (non-GAAP)	$44,157	$37,655	$4,270	$(12,205)	$73,877

See notes on page 12.

	Year Ended February 29, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$164,856	$139,571	$9,161	$(211,981)	$101,607
Interest expense	—	—	—	107,065	107,065
Income tax expense	—	—	—	28,496	28,496
Depreciation and amortization	26,353	27,941	—	25,129	79,423
Adjustments:
Legal settlement and accrual(3)	5,450	—	5,750	5,843	17,043
Adjusted EBITDA (non-GAAP)	$196,659	$167,512	$14,911	$(45,448)	$333,634

See notes on page 12.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	February 28,	February 29,
	2025	2024
Gross debt	$900,250	$1,010,250
Less: Cash per bank statement	(12,670)	(24,807)
Add: Finance lease liability	6,647	3,987
Consolidated indebtedness	$894,227	$989,430

Net income	$128,833	$101,607
Depreciation and amortization	82,205	79,423
Interest expense	81,282	107,065
Income tax expense	41,850	28,496
EBITDA per Credit Agreement	334,170	316,591
Cash items(7)	15,325	25,443
Non-cash items(8)	12,161	9,510
Equity in earnings, net of distributions	(3,598)	(12,294)
Adjusted EBITDA per Credit Agreement	$358,058	$339,250

Net leverage ratio	2.5x	2.9x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
For the three months ended February 29, 2024, diluted earnings per share is based on weighted average shares outstanding of 25,346, as the Series A Preferred Stock that was redeemed May 9, 2024 is anti-dilutive for this calculation. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 29,463, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the period noted above.
For the year ended February 28, 2025 and February 29, 2024, diluted earnings per share is based on weighted average shares outstanding of 29,344 and 25,209, respectively, as the Series A Preferred Stock that was redeemed May 9, 2024 is anti-dilutive for these calculations. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,134 and 29,326, respectively, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the periods noted above.
For further information regarding the calculation of earnings per share, see "Item 8. Financial Statements and Supplementary Data—Note 15" in the Company's Form 10-K for the fiscal year ended February 28, 2025.

(3)
For the three months February 28, 2025, represents a $6.5 million write off of receivable and related legal fees due to the unfavorable resolution of a litigation matter related to the AIS segment that was retained following the sale of the AIS business. For the year ended February 28, 2025, consists of a $3.5 million legal settlement and accrual related to a non-operating entity, and is classified as “Corporate” in our operating segment disclosure, and $6.5 million for the write off of receivable and related legal fees described above.
For the three months ended February 29, 2024, represents a legal accrual related to the Metal Coatings segment of $1.0 million and $5.8 million for the settlement of a litigation matter that was acquired as part of the Precoat Acquisition and relates to the business activities that were discontinued prior to our acquisition. For the year ended February 29, 2024, consists of the $5.5 million accrual for the Metal Coatings segment, $5.75 million for the settlement of a litigation matter related to the AIS segment that was retained following the sale of the AIS business, and $5.8 million for the settlement of a litigation matter that was acquired as part of the Precoat Acquisition and relates to the business activities that were discontinued prior to the acquisition.

(4)	Related to retirement and other severance expense for certain executive management employees.
(5)	On May 9, 2024, we redeemed the Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(6)	The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(7)	Cash items includes certain legal settlements, accruals, and retirement and other severance expense, and costs associated with the AVAIL JV transition services agreement.
(8)	Non-cash items include stock-based compensation expense.